Exhibit 99.1

Stepan Reports Fourth Quarter and Full Year 2019 Results

Northfield, Illinois, February 20, 2020 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•

Reported net income was $22.0 million, or $0.95 per diluted share versus $24.0 million, or $1.03 per diluted share, in the prior year.  Adjusted net income* was $25.7 million, or $1.10 per diluted share versus $19.5 million, or $0.84 per diluted share, in the prior year.

•

Surfactant operating income was $33.9 million versus $29.1 million in the prior year. This increase was attributable to insurance recovery related to the Company’s first quarter 2019 equipment failure in Ecatepec, Mexico and margin improvement in Latin America and Europe.  These items were partially offset by lower sales volume due to lower demand and year end inventory reductions in our distribution channel and higher unit overhead costs in Singapore due to unfavorable production timing differences.  Global Surfactant sales volume was flat versus the prior year.

•

Polymer operating income was $11.4 million versus $9.5 million in the prior year. This increase was mostly attributable to higher volume and improved margins.  Global Polymer sales volume increased 3% versus the prior year.  Global rigid polyol volume growth of 7% more than offset lower volume in the phthalic anhydride end market.

•

Specialty Product operating income was $5.0 million versus $5.1 million in the prior year.  This slight decrease reflects unfavorable order timing differences within our flavor business largely offset by improved margins within our medium chain triglycerides (MCTs) product line.

Full Year Highlights

•

Reported net income was $103.1 million, or $4.42 per diluted share, versus $111.1 million, or $4.76 per diluted share, in the prior year.  Adjusted net income* was $119.4 million, or $5.12 per diluted share, a 7% increase versus $111.7 million, or $4.79 per diluted share, in the prior year.

•

The Surfactant segment delivered operating income of $122.8 million, an 8% decline versus prior year driven by North America. The key drivers in the U.S. were lower Personal Care commodity volume due to one key customer losing an important business and lower demand and year end inventory adjustments in the distribution channel.  The Polymer segment delivered $69.6 million of operating income, a 5% increase versus prior year.  Specialty Product operating income was $16.4 million versus $11.7 million in the prior year.

•

Total Company sales volume decreased 2% versus the prior year.  Sales volume growth within the Polymer and Specialty Product segments was offset by a 3% decline in Surfactant sales volume, or a 2% decline excluding the exit from the sulfonation business in Germany.

•	The Company had negative net debt at year-end as cash balances of $315 million exceeded total debt of $222 million.

•	The effect of foreign currency translation negatively impacted net income by $2.0 million, or $0.08 per diluted share, versus the prior year.

•

As disclosed in the first quarter of 2019, the Company elected to change its method of accounting for U.S. inventories from the last in, first out (LIFO) basis to the first in, first out (FIFO) basis.  The Company has retrospectively applied this change to its prior year financial statement comparables and denoted impacted prior year columns “As Adjusted”.  The net impact of changing from the LIFO method to the FIFO method on prior year results was $3.0 million of additional expense recognition in the fourth quarter and $1.6 million of additional expense recognition for full year 2018.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs), as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

“Despite significant challenges during the year, driven by the equipment failure in Ecatepec, the wet weather in the U.S. farm belt, the sulfonation exit in Germany and FX headwinds, the Company exceeded its 2018 record full year adjusted net income and grew adjusted EPS 7%,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “For the quarter, Surfactant earnings were up due to the insurance recovery in Mexico and improved margins.  The Polymer business had a good fourth quarter driven by global rigid polyol growth of 7%.  Specialty Products income was down slightly due to customer order patterns but was up significantly on a full year basis.”

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2019	2018 As Adjusted	% Change	2019	2018 As Adjusted	% Change
Net Sales	$444,990	$466,659	(5)%	$1,858,745	$1,993,857	(7)%
Operating Income (1)	$28,491	$35,451	(20)%	$127,260	$149,265	(15)%
Net Income (1)	$22,038	$23,957	(8)%	$103,129	$111,117	(7)%
Earnings per Diluted Share (1)	$0.95	$1.03	(8)%	$4.42	$4.76	(7)%

Adjusted Net Income (1) (2)	$25,692	$19,482	32%	$119,387	$111,652	7%
Adjusted Earnings per Diluted Share (1) (2)	$1.10	$0.84	31%	$5.12	$4.79	7%

(1)

The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

(2)	See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs and other significant and infrequent/non-recurring items.

•	Deferred Compensation: The current year fourth quarter reported net income includes $1.5 million of after tax expense versus $3.4 million of after-tax income in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year fourth quarter includes $0.3 million of after-tax expense versus $1.2 million of after-tax income in the prior year.

•

Business Restructuring:  The current year fourth quarter reported net income includes $0.8 million of after-tax decommissioning expense primarily related to the Company’s prior year Canadian plant closure and Germany sulfonation shutdown versus $0.2 million of after-tax expense in the prior year.

•

Environmental Remediation:  The current year quarter reported net income includes $1.1 million of after-tax expense versus no expense recognition in the prior year.  The current year expense primarily relates to higher anticipated environmental remediation costs associated with the Company’s formerly-owned site in Wilmington, Massachusetts.

Percentage Change in Net Sales

Net sales decreased 5% in the year-over-year fourth quarter due to a 4% decline in global selling prices, mainly attributable to the pass-through of lower raw material costs, and the unfavorable impact of foreign currency translation.  Polymer sales volume growth of 3% more than offset slight declines in Surfactant and Specialty Product volume.

	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2019
Volume	—	(2)%
Selling Price	(4)%	(3)%
Foreign Translation	(1)%	(2)%
Total	(5)%	(7)%

Segment Results

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Net Sales
Surfactants	$309,974	$323,224	(4)%	$1,272,723	$1,385,932	(8)%
Polymers	$116,443	$122,974	(5)%	$512,347	$527,420	(3)%
Specialty Products	$18,573	$20,461	(9)%	$73,675	$80,505	(8)%
Total Net Sales	$444,990	$466,659	(5)%	$1,858,745	$1,993,857	(7)%

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, all amounts pre-tax)	2019	2018	% Change	2019	2018	% Change
Operating Income *
Surfactants	$33,867	$29,148	16%	$122,780	$133,518	(8)%
Polymers	$11,419	$9,510	20%	$69,567	$66,373	5%
Specialty Products	$5,041	$5,118	(2)%	$16,415	$11,661	41%
Segment Operating Income	$50,327	$43,776	15%	$208,762	$211,552	(1)%
Corporate Expenses	$(21,836)	$(8,325)	162%	$(81,502)	$(62,287)	31%
Consolidated Operating Income	$28,491	$35,451	(20)%	$127,260	$149,265	(15)%

* The 2018 Segment operating income amounts have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Total segment operating income increased $6.6 million, or 15%, versus the prior year quarter.  Full year segment operating income decreased $2.8 million, or 1%, versus the prior year.

•

Surfactant net sales were $310.0 million for the quarter, a 4% decrease versus the prior year.  Selling prices were down 3% primarily due to the pass-through of lower raw material costs.  The translation impact of a stronger U.S. dollar decreased net sales by 1%.  Sales volume was flat versus the prior year.  Higher global demand for products sold into our agricultural and oil field end markets offset lower sales volume of surfactants to our distribution partners.  Surfactant operating income increased $4.7 million, or 16% versus the prior year, primarily due to insurance recovery related to the Ecatepec, Mexico incident and margin improvement.  These items were partially offset by lower U.S. demand and year end inventory adjustments in the distribution channel and higher unit overhead costs in Singapore due to unfavorable production timing differences.

•

Polymer net sales were $116.4 million in the fourth quarter, down 5% versus prior year.  Total sales volume increased 3% quarter-over-quarter.  Global rigid polyol volume growth of 7% more than offset lower phthalic anhydride volumes.  Selling prices declined 7% and the translation impact of a stronger U.S. dollar negatively impacted net sales by 1%.  Operating income increased $1.9 million, or 20%, versus the prior year quarter primarily due to higher sales volume and a more favorable product mix.

•

Specialty Product net sales were $18.6 million for the quarter, a 9% decrease versus the prior year.  Sales volume declined 7% for the quarter.  Operating income decreased $0.1 million versus the prior year quarter primarily due to unfavorable order timing differences within our flavor business that were mostly offset by improved margins within our medium chain triglycerides (MCTs) product line.

Corporate Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Total - Corporate Expenses	$21,836	$8,325	162%	$81,502	$62,287	31%
Less:
Deferred Compensation Expense/(Income) *	$3,662	$(7,300)	NM	$15,140	$(2,329)	NM
Business Restructuring	$1,102	$242	355%	$2,744	$2,588	6%
Adjusted Corporate Expense	$17,072	$15,383	11%	$63,618	$62,028	3%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, increased $1.7 million, or 11%, versus the prior year quarter.  This quarterly increase was primarily due to a $1.3 million pre-tax adjustment to the Company’s environmental remediation reserves associated with the Company’s formerly-owned site in Wilmington, Massachusetts.

Income Taxes

The Company’s full year effective tax rate was 18.1% in 2019 compared to 19.4% in 2018.  This year-over-year decrease was primarily attributable to higher current year U.S. research and development tax credits, partially offset by the non-recurrence of 2018 favorable tax benefits.  Net interest expense is down 45% year-over-year primarily due to interest earned on higher U.S. cash balances after the cash repatriation completed in 2018.

Shareholder Return

The Company paid $6.2 million of dividends to shareholders in the fourth quarter of 2019.  For the full year the Company paid $23.1 million of dividends and repurchased $13.2 million of Company stock.  The Company has 349,830 shares remaining under its Board of Directors’ share repurchase authorization.  With the increased cash dividend in the fourth quarter of 2019, the Company has increased its dividend on its common stock for the 52nd consecutive year.

Selected Balance Sheet Information

The Company’s net debt level decreased $39.2 million for the quarter while the net debt ratio decreased from -7% to -12%, reflecting cash balances in excess of total debt.  The decrease in net debt was attributable to a $29.4 million increase in cash, partially driven by lower working capital requirements, and a $9.8 million decline in total debt.

($ in millions)	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Net Debt
Total Debt	$222.1	$231.9	$232.6	$271.9	$276.1
Cash	315.4	286.0	275.3	269.5	300.2
Net Debt	$(93.3)	$(54.1)	$(42.7)	$2.4	$(24.1)
Equity *	891.8	854.2	857.7	831.4	807.4
Net Debt + Equity *	$798.5	$800.1	$815.0	$833.8	$783.3
Net Debt / (Net Debt + Equity)	-12%	-7%	-5%	0%	-3%

The major working capital components were:

($ in millions)	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Net Receivables	$276.8	$283.0	$289.0	$298.9	$280.0
Inventories *	203.6	203.3	216.3	215.0	231.5
Accounts Payable	(194.3)	(175.8)	(184.7)	(175.6)	(206.0)
	$286.1	$310.5	$320.6	$338.3	$305.5

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

The Company had full year capital expenditures of $105.6 million in 2019 versus $86.6 million in the prior year.

Millsdale Plant Incident

On January 19, 2020, we experienced a power disruption that impacted Millsdale, our largest facility.   Although power was restored after a period of time, the power outage and below freezing temperatures created significant production and operational challenges.   We have been able to run on a partial basis and have used existing inventories to serve our customers. However, on February 17, 2020, operational issues impacted the site’s waste water treatment plant (WWTP) and forced us to stop production at the site.   We have been able to restart Polyol production using a temporary solution and are targeting to bring the WWTP back into operation within the next few days.   Once the WWTP is operational, we expect that production of Surfactants will resume. We anticipate Phthalic Anhydride production will remain down for approximately 30 days.  Because of the WWTP being down and low inventory levels, we have declared Force Majeure for the supply of Phthalic Anhydride and certain Surfactant product lines.  We are using our global production network and working with customers to minimize this supply disruption.  We are also working with our insurance provider to recover the losses related to this incident.

At this time, we are not able to quantify the extent of the impact from this event, but this incident creates a challenge for us in 2020.  We are confident that the resources are in place to resolve the issue and move forward.  For more than 80 years we have supplied our customers on a reliable basis and are committed to do so in the future.

2020 Outlook

Although we anticipate a very challenging first quarter, we believe our continued focus on end market diversification, Tier 2 and Tier 3 customers, as well as our cost-out activities should benefit our Surfactant business. We believe energy conservation efforts around the world will support our Polymer business and volume should continue to grow. We anticipate our Specialty Products business results will approximate 2019. Additional headwinds include the potential negative impact of Coronavirus in China, as well as higher raw material sourcing costs due to Illinois River lock closures scheduled during the second half of 2020.

Conference Call

Stepan Company will host a conference call to discuss its fourth quarter and full year 2019 results at 10:00 a.m. ET (9:00 a.m. CT) on February 20, 2020. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 931-6421, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investor Relations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Luis E. Rojo                              (847) 446-7500

* * * * *

Tables follow

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2019 and 2018

(Unaudited – in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Net Sales	$444,990	$466,659	$1,858,745	$1,993,857
Cost of Sales *	360,246	392,065	1,519,031	1,654,508
Gross Profit *	84,744	74,594	339,714	339,349
Operating Expenses:
Selling	14,661	13,447	56,956	56,319
Administrative	22,019	19,802	82,577	79,243
Research, Development and Technical Services	14,809	12,952	55,037	54,263
Deferred Compensation (Income) Expense	3,662	(7,300)	15,140	(2,329)
	55,151	38,901	209,710	187,496

Business Restructuring	1,102	242	2,744	2,588

Operating Income *	28,491	35,451	127,260	149,265

Other Income (Expense):
Interest, Net	(911)	(2,151)	(5,932)	(10,771)
Other, Net	306	(2,715)	4,571	(725)
	(605)	(4,866)	(1,361)	(11,496)

Income Before Income Taxes *	27,886	30,585	125,899	137,769
Provision for Income Taxes *	5,853	6,631	22,798	26,664
Net Income *	22,033	23,954	103,101	111,105
Net (Income) Loss Attributable to Noncontrolling Interests	5	3	28	12
Net Income Attributable to Stepan Company *	$22,038	$23,957	$103,129	$111,117
Net Income Per Common Share Attributable to Stepan Company *
Basic *	$0.96	$1.04	$4.47	$4.83
Diluted *	$0.95	$1.03	$4.42	$4.76
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	23,005	22,987	23,054	23,022
Diluted	23,302	23,330	23,316	23,325

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2019	EPS	2018 As Adjusted	EPS As Adjusted	2019	EPS	2018 As Adjusted	EPS As Adjusted
Net Income Reported	$22,038	$0.95	$23,957	$1.03	$103,129	$4.42	$111,117	$4.76

Deferred Compensation (Income) Expense	$1,465	$0.06	$(3,420)	$(0.15)	$7,947	$0.34	$(787)	$(0.03)
Business Restructuring	$806	$0.04	$182	$0.01	$2,005	$0.09	$1,842	$0.08
Cash-Settled SARs (Income) Expense	$325	$0.01	$(1,237)	$(0.05)	$2,090	$0.09	$(520)	$(0.02)
Environmental Remediation	$1,058	$0.04	$-	$-	$3,268	$0.14	$-	$-
Voluntary Debt Prepayment	$-	$-	$-	$-	$948	$0.04	$-	$-

Adjusted Net Income	$25,692	$1.10	$19,482	$0.84	$119,387	$5.12	$111,652	$4.79

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2019	EPS	2018	EPS	2019	EPS	2018	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$1,927		$(4,500)		$10,456		$(1,035)
Business Restructuring	$1,102		$242		$2,744		$2,588
Cash-Settled SARs (Income) Expense	$427		$(1,628)		$2,749		$(685)
Environmental Remediation	$1,392		$-		$4,300		$-
Voluntary Debt Prepayment	$-		$-		$1,247		$-
Total Pre-Tax Adjustments	$4,848		$(5,886)		$21,496		$868

Cumulative Tax Effect on Adjustments	$(1,194)		$1,411		$(5,238)		$(333)
US Tax Reform Impact

After-Tax Adjustments	$3,654	$0.15	$(4,475)	$(0.19)	$16,258	$0.70	$535	$0.03

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $1.9 million of expense versus $4.5 million of income in the prior year.  The year-to-date impact was $10.5 million of expense versus $1.0 million of income in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2019				2018
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$102.44	$97.06	$91.91	$87.52	$74.00	$87.01	$78.01	$83.18

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2019	2018	2019	2018
Deferred Compensation
Operating Income (Expense)	$(3,662)	$7,300	$(15,140)	$2,329
Other, net – Mutual Fund Gain (Loss)	1,735	(2,800)	4,684	(1,294)
Total Pretax	$(1,927)	$4,500	$(10,456)	$1,035
Total After Tax	$(1,465)	$3,420	$(7,947)	$787

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  The table below presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and twelve month periods ending December 31, 2019 as compared to 2018:

($ in millions)	Three Months Ended December 31		Increase (Decrease)	Change Due to Foreign Currency Translation	Twelve Months Ended December 31		Increase (Decrease)	Change Due to Foreign Currency Translation
	2019	2018			2019	2018
Net Sales	$445.0	$466.7	$(21.7)	$(4.1)	$1,858.7	$1,993.9	$(135.2)	$(37.3)
Gross Profit *	84.7	74.6	10.1	(0.4)	339.7	339.3	0.4	(5.0)
Operating Income *	28.5	35.5	(7.0)	-	127.3	149.3	(22.0)	(2.5)
Pretax Income *	27.9	30.6	(2.7)	-	125.9	137.8	(11.9)	(2.4)

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2019 and December 31, 2018

	December 31, 2019	December 31, 2018 As Adjusted
ASSETS
Current Assets *	$818,789	$833,893
Property, Plant & Equipment, Net	639,317	608,892
Other Assets	121,261	71,829
Total Assets *	$1,579,367	$1,514,614
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$339,114	$338,582
Deferred Income Taxes *	23,391	24,961
Long-term Debt	198,532	239,022
Other Non-current Liabilities	125,834	103,864
Total Stepan Company Stockholders’ Equity *	891,783	807,425
Noncontrolling Interest	713	760
Total Liabilities and Stockholders’ Equity *	$1,579,367	$1,514,614

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.